Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated February 26, 2026, with respect to the consolidated financial statements of Leonardo DRS, Inc. and the effectiveness of internal control over financial reporting of Leonardo DRS, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2025 in the following Registration Statements:

•Form S-8 (No. 333-268575) pertaining to the Leonardo DRS, Inc. 2022 Omnibus Equity Compensation Plan;
•Form S-3 (No. 333-275572) and related Prospectus of Leonardo DRS, Inc.;
•Form S-8 (No. 333-279493) pertaining to the Leonardo DRS, Inc. 2022 Omnibus Equity Compensation Plan (Amended and Restated Effective May 15, 2024); and
•Form S-8 (No. 333-279496) pertaining to the Leonardo DRS, Inc. Employee Stock Purchase Plan.

/s/ Ernst & Young LLP

Tysons, Virginia
February 26, 2026